Richard Chiang

ANDES 4 Inc.

16192 Coastal Highway

Lewes, DE 19958

August 12, 2015

Board of Directors of ANDES 4 Inc.

16192 Coastal Highway

Lewes, DE 19958

In connection with the executed share purchase agreement (SPA) with Chongqing Field Industrial Company Ltd., dated July 31, 2015, please accept this notice that effective today, August 12, 2015, I hereby resign from my positions and all duties as President, CEO, Treasurer, Secretary and Chairman of the Board of Directors, of ANDES 4 Inc.

Sincerely,

/s/ Richard Chiang____

Richard Chiang

President, CEO, Treasurer, Secretary and Chairman of the Board of Directors

ANDES 4 Inc.